EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

2006 FINANCIAL RESULTS

REDWOOD CITY, Calif., March 21, 2007 – Ampex Corporation (Nasdaq:AMPX) today reported annual and fourth quarter 2006 financial results. For the year, Ampex reported a loss from continuing operations of $3.8 million ($0.98 per diluted share) on revenues of $35.9 million in fiscal 2006 compared to income from continuing operations of $5.8 million ($1.51 per diluted share) on revenues of $53.2 million in fiscal 2005.

Key factors affecting 2006 financial results included:

•

A decline in total licensing revenue in 2006 to $10.8 million from $28.9 million in 2005. In 2005, licensing revenues included one-time settlements totaling $18.7 million. There were no one-time settlements in 2006.

•

Licensing revenues from running royalties increased slightly in 2006 over levels realized in 2005 as the increase in camcorder royalties during the second half of 2006 offset the decline in running royalties from our digital still camera licensees after the expiration of our “121” patent in April 2006.

•

We continue to evaluate possible infringement of our other digital imaging patents that may be used or useful in digital still cameras, camera equipped cellular phones and other consumer imaging products. We are also exploring the possible engagement of outside patent research and evaluation companies and other third parties to potentially help us find additional ways to monetize our intellectual property.

•

Patent litigation costs adversely affected operations and totaled $8.6 million ($2.26 per diluted share) in fiscal 2006. We expect such costs to decline significantly during 2007. While Ampex has appealed the District Court’s judgment in favor of Kodak, any decision affecting future litigation in this case is not expected to be known until late in 2007.

•

The Recorder segment earned operating income of $3.4 million ($0.89 per diluted share) in 2006 compared to $1.8 million ($0.48 per diluted share) in 2005. Our disk- and solid state memory-based instrumentation recorders accounted for 72% of 2006 product sales, up from 67% in 2005. We expect further sales improvements during 2007.

•

Non-recurring, non-operating income totaling $3.4 million ($0.88 per diluted share) was realized in 2006, up from $0.5 million ($0.14 per diluted share) in 2005. Interest expense increased to $3.0 million ($0.77 per diluted share) in 2006 from $2.5 million ($0.64 per diluted share) in 2005 due to higher debt balances.

Licensing revenue in 2006 totaled $10.8 million. We earned running royalties of $7.7 million from manufacturers of digital camcorders, $2.1 million from manufacturers of digital still cameras and $1.0 million from manufacturers of other products, largely DVD recorders. Licensing revenue in 2005 totaled $28.9 million, of which $18.7 million related to negotiated settlements covering past use and in some cases a prepayment of royalty obligations through April 2006, the expiration date of the “121” patent used in digital still cameras. In 2005, we earned running royalties of $5.1 million from manufacturers of digital camcorders, $4.5 million from manufacturers of digital still cameras and $0.6 million from other products. Due to the expiration of the “121” patent, the terms and periods covered by these agreements, licensing revenues are not comparable between periods nor indicative of amounts that may be realized in future years.

The licensing segment reported operating income of $0.2 million ($0.04 per diluted share) in fiscal 2006, after patent litigation costs totaling $8.6 million related to the suit against Eastman Kodak Company for infringement of our rapid image retrieval (“121”) patent used in digital still cameras. The District Court granted final judgment in favor of Kodak which we have appealed. The licensing segment reported operating income of $17.3 million ($4.50 per diluted share) in fiscal 2005, after patent litigation costs totaling $9.5 million ($2.48 per diluted share).

In the fourth quarter of 2006, the licensing segment reported revenues of $3.4 million, litigation costs of $1.8 million and operating income of $1.1 million. ($0.29 per diluted share). In the fourth quarter of 2005, the licensing segment reported revenues of $2.5 million, litigation costs of $1.4 million and operating income of $0.6 million ($0.15 per diluted share).

The Recorder segment reported operating income of $3.4 million ($0.89 per diluted share) in fiscal 2006 on revenues from the sale of products and services totaling $25.1 million. The recorder segment reported operating income of $1.8 million ($0.48 per diluted share) in fiscal 2005 on revenues of $24.2 million. Our disk- and solid state memory-based products accounted for 72% of new system sales in 2006 up from 67% in fiscal 2005. We are forecasting continued sales growth of these products during 2007 due to the level of backlog and proposal activity that we are experiencing.

In the fourth quarter of 2006, the Recorders segment reported revenues from the sale of products and services totaling $7.9 million, operating costs of $6.5 million and an operating profit of $1.4 million ($0.38 per diluted share). In the fourth quarter of 2005, the Recorders segment reported revenues from the sale of products and services totaling $6.2 million, operating costs of $5.4 million and an operating profit of $0.8 million ($0.20 per diluted share).

Other Matters

The Company expects to file its 2006 annual report on Form 10-K shortly.

As previously announced, the Company will host a conference call on Wednesday, March 21, 2007 at 4:30 p.m. eastern time to discuss its 2006 financial results. To access the call, please call Genesys Conferencing at (866) 283-8245 and press 993767 to enter the call. Parties interested in asking questions of management are requested to give the moderator their name and telephone contact information.

A replay of the conference call will be available on the Ampex website www.ampex.com, 2006 earnings call, for approximately one week shortly after the call has been concluded.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform

Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having recently and in the past experienced losses and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; delays that might be experienced in the receipt of anticipated royalties from license agreements presently in effect; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2006 Annual Report on Form 10-K expected to be filed with the SEC shortly and its Quarterly Report on Form 10-Q. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.

AMPEX CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$11,719	$13,070
Accounts receivable (net of allowances of $125 in 2006 and $78 in 2005)	5,235	3,091
Inventories	6,366	5,862
Royalties receivable	270	735
Cash collateral on letter of credit	1,522	1,483
Other current assets	510	873

Total current assets	25,622	25,114
Property, plant and equipment	923	1,215
Other assets	372	373

Total assets	$26,917	$26,702

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$1,704	$113
Accounts payable	3,315	3,802
Net liabilities of discontinued operations	1,249	1,413
Accrued restructuring costs	594	610
Pension and other retirement plans	888	864
Other accrued liabilities	8,625	7,935

Total current liabilities	16,375	14,737
Long-term debt	34,227	25,725
Pension and other retirement plans	78,035	95,948
Other liabilities	842	1,929
Accrued restructuring costs	436	1,030
Net liabilities of discontinued operations	1,405	1,679

Total liabilities	131,320	141,048

Commitments and contingencies

Mandatorily redeemable nonconvertible preferred stock, $1,000 liquidation value per share:
Authorized: 69,970 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Mandatorily redeemable preferred stock, $2,000 liquidation value per share:
Authorized: 21,859 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Convertible preferred stock, $2,000 liquidation value per share:
Authorized: 10,000 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—

Stockholders’ deficit:
Preferred stock, $1.00 par value:
Authorized: 898,171 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—
Common stock, $0.01 par value:
Class A:
Authorized: 175,000,000 shares in 2006 and in 2005
Issued and outstanding - 3,820,473 shares in 2006; 3,789,773 in 2005	38	38
Class C:
Authorized: 50,000,000 shares in 2006 and in 2005
Issued and outstanding - none in 2006 and in 2005	—	—
Other additional capital	455,237	454,789
Accumulated deficit	(459,751)	(456,953)
Accumulated other comprehensive loss	(99,927)	(112,220)

Total stockholders’ deficit	(104,403)	(114,346)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$26,917	$26,702

AMPEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	For the Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)
Licensing revenue	$3,412	$2,464	$10,803	$28,914
Product revenue	5,936	3,933	16,836	15,382
Service revenue	2,006	2,277	8,282	8,858

Total revenue	11,354	8,674	35,921	53,154

Intellectual property costs	2,270	1,903	10,637	11,604
Cost of product revenue	2,633	2,176	8,510	9,440
Cost of service revenue	489	644	2,256	2,765
Research, development and engineering	1,195	993	4,424	4,205
Selling and administrative	4,393	4,814	13,751	15,940

Total costs and operating expenses	10,980	10,530	39,578	43,954

Operating income (loss)	374	(1,856)	(3,657)	9,200

Media pension costs	225	194	781	774
Interest expense	871	600	2,953	2,481
Amortization of debt financing costs	2	2	5	195
Interest income	(84)	(80)	(328)	(264)
Other (income) expense, net	113	(2)	(3,365)	(547)

Income (loss) from continuing operations before income taxes	(753)	(2,570)	(3,703)	6,561
Provision for income taxes	10	(131)	50	749

Income (loss) from continuing operations	(763)	(2,439)	(3,753)	5,812
Income (loss) from discontinued operations (net of taxes of $19 in 2005)	—	915	(195)	915

Net income (loss)	(763)	(1,524)	(3,948)	6,727
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	26	(45)	4	(148)
Minimum pension adjustment	12,289	(21,761)	12,289	(21,761)

Comprehensive income (loss)	$11,552	$(23,330)	$8,345	$(15,182)

Basic income (loss) per share:
Income (loss) per share from continuing operations	$(0.20)	$(0.64)	$(0.98)	$1.56
Income (loss) per share from discontinued operations	$0.00	$0.24	$(0.05)	$0.24
Income (loss) per share applicable to common stockholders	$(0.20)	$(0.40)	$(1.03)	$1.80

Weighted average number of basic common shares outstanding	3,817,473	3,783,385	3,816,779	3,734,916

Diluted income (loss) per share:
Income (loss) per share from continuing operations	$(0.20)	$(0.64)	$(0.98)	$1.51
Income (loss) per share from discontinued operations	$0.00	$0.24	$(0.05)	$0.24
Income (loss) per share applicable to common stockholders	$(0.20)	$(0.40)	$(1.03)	$1.75

Weighted average number of diluted common shares outstanding	3,817,473	3,783,385	3,816,779	3,850,846